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Exhibit 14.1

ENBRIDGE ENERGY MANAGEMENT, L.L.C.
ENBRIDGE ENERGY COMPANY, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Applicability

        For purposes of this code, the term "Company" includes 1) Enbridge Energy Management, L.L.C. ("EEM") in its individual capacity and in its capacity as delegate of the general partner of Enbridge Energy Partners, L.P. ("EEP"), 2) EEP and 3) Enbridge Energy Company, Inc., the general partner of EEP.

        While all directors, officers and employees of the Company and its subsidiaries are required to adhere to the Company's Statement on Business Conduct, the Company's Senior Financial Officers are further subject to the following additional, specific policies. For purposes of this code, "Senior Financial Officers" shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions. In the event of the change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, an officer performing a similar function shall be included.

Standards of Conduct

  1.
  The Senior Financial Officers shall conduct themselves in an honest and ethical manner when acting for the Company, and shall avoid actual or apparent conflicts of interest between personal and professional relationships.

  2.
  The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

  3.
  The Senior Financial Officers shall comply fully with applicable governmental laws, rule and regulations.

  4.
  The Senior Financial Officers shall respect the confidentiality of information acquired in the course of employment.

  5.
  Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

  6.
  Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning any violation of this code.

  7.
  Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a violation of the laws, rules or regulations applicable to the Company, its subsidiaries and the operation of their businesses, by the Company, its subsidiaries or any agent thereof.

        The Board of Directors (the "Board") shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of these policies by the Company's Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these policies, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

        The Board shall have the sole and absolute discretionary authority to approve an deviation or waiver from this code. Any amendment to or waiver from, and the grounds therefor, this code shall be promptly posted on EEP's website at www.enbridgepartners.com and EEM's website at www.enbridgemanagement.com.

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  Exhibit 14.1
ENBRIDGE ENERGY MANAGEMENT, L.L.C. ENBRIDGE ENERGY COMPANY, INC. CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS